UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2016

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square, 2005 Market Street, 17th Floor Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 309-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, the Company and certain of the Company’s directors were named in a suit filed by Bulldog Investors LLC (“Bulldog”) with the Chancery Court of the State of Delaware (the “Court”) regarding the validity of certain actions of the Company and its Board of Directors (the “Board”), including the postponement of the Company’s 2016 Annual Meeting of Stockholders which was originally scheduled to be held at 11:00 a.m. on August 11, 2016.  The Court set a trial date for September 26 and 27, 2016 and separately entered a status quo order preserving the Board as constituted prior to the filing of Bulldog’s litigation and prohibiting certain actions by the Company or the Board.

On September 16, 2016, the Company, each of the directors which were named in the suit and Bulldog entered into a settlement agreement (the “Agreement”) which provided, among other things, the following material terms:

•                  The Board shall be ten members, consisting of Steven R. Curts, Craig L. Martin, Paul Evans, Charles Gillman, David Sgro, David L. Richter, Raouf S. Ghali, Alan S. Fellheimer, Brian W. Clymer, and Camille S. Andrews;

•                  Messrs. Evans, Gillman, and Sgro will be deemed to have been elected by the stockholders on August 11, 2016, approved by the Board, and qualified to serve in the 2019 director class;

•                  The Board shall endeavor to reduce its size to seven members over time;

•                  For three years from the date of the Agreement, the Chairman of the Board shall be elected by both a majority vote of the Board and a majority vote of the independent directors and the initial Chairman elected by the Board after executing this Agreement shall not be the Chief Executive Officer;

•                  For three years from the date of the Agreement, the composition of the committees of the Board, including the appointment of committee chairs, shall be approved by a majority vote of the Board and a majority vote of the independent directors;

•                  Bulldog agreed to withdraw its stockholder proposals made in connection with the Company’s 2016 Annual Meeting of Stockholders, and the Company and the Board will review Sections 2.2 and 3.3 of the Company’s Bylaws in order to simplify their language;

•                  For 24 months from the date of the Agreement, the Company shall not make any acquisition of a business or of operating assets in excess of $5,000,000 without obtaining the approval of eight out of ten directors, or if the Board has been reduced to fewer than ten directors, the approval of all but one of the directors.  Also, the Company may not make such business acquisitions even if less than $5,000,000 unless such transaction has been presented to the Board first for approval by a majority of the directors;

•                  Bulldog was required to file with the Court a Stipulation and Proposed Order (the “Order”), as described below, within one business day after the Agreement was fully executed;

•                  Within three business days of the Order being entered by the Court, the Company shall pay to Bulldog $240,000 representing the reasonable proxy expenses of the participants in the Bulldog proxy solicitation for the Company’s 2016 Annual Meeting;

•                  An ad hoc committee of the Board consisting of Curts, Martin, Evans, Gillman and Sgro, shall consider whether the Company should pay the reasonable proxy expenses of the participants in the Bulldog proxy solicitation for the Company’s 2015 Annual Meeting of Stockholders, which Bulldog represented to be $70,000; and

•                  Within three business days of the Order being entered by the Court of Chancery, the Company shall pay $800,000 to Bulldog’s counsel representing reasonable attorneys’ fees and expenses.

The Agreement also includes customary mutual releases of each of the parties.

The Order, among other things, dismisses the suit with prejudice and vacates the status quo order.  The Order also deems both the Company’s proposal to amend the Company’s Bylaws to implement majority voting and the Company’s proposal to provide for an annual advisory vote on named executive officer compensation to have been adopted.

The Court entered the Order on September 19, 2016.

On September 19, 2016, the Company issued a press release regarding the foregoing.  A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Given the terms of the Agreement and the Order, the Company will not take any additional steps with respect to the previously announced postponement of the 2016 Annual Meeting, including issuing a new proxy statement. The postponed Annual Meeting, which was to be held on October 21, 2016, is cancelled.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On September 15, 2016, Adam L. Eiseman tendered his resignation from the Board and each of the committees of the Board on which he served, effective immediately.  There was no disagreement or dispute between Mr. Eiseman and the Company which led to his resignation.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 5.07.

Item 8.01 Other Information.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished herewith:

99.1	Press Release of the Company, dated September 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ William Dengler, Jr.
	Name:	William Dengler, Jr.
Dated: September 19, 2016	Title:	Executive Vice President, General Counsel and
Secretary